Exhibit 5.2

CONSENT OF McCARTHY TÉTRAULT LLP

TO:         The Board of Directors of Inmet Mining Corporation

We hereby consent to the references to our name contained under the heading “Legal Matters” and to our opinion contained under Section 18, “Canadian Federal Income Tax Considerations” in the Offer and Circular included in this Registration Statement on Form F-80 of Inmet Mining Corporation.   In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

/s/ MCCARTHY TÉTRAULT LLP
MCCARTHY TÉTRAULT LLP

Toronto, Canada
September 27, 2012